Exhibit 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Declares Cash Dividend

Middletown, NY., February 21, 2025 – Orange County Bancorp, Inc. (Nasdaq: OBT), parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. today announced a declaration of a $0.13 cash dividend per share of its common stock. The dividend will be paid on March 17, 2025 to shareholders of record on March 4, 2025.

About Orange County Bancorp Inc.

Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.5 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.